Exhibit 5.1

[THE LEBRECHT GROUP, APLC LETTERHEAD]

April 24, 2007

Renhuang Pharmaceuticals, Inc.
No. 218, Taiping, Taiping District
Harbin, Heilongjiang Province
PR China 150050

Ladies and Gentlemen:

You have requested our opinion as counsel for Renhuang Pharmaceuticals, Inc., a Nevada corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 200,000 shares of Company common stock issuable under the Renhuang Pharmaceuticals, Inc. 2007 Non-Qualified Company Stock Grant and Option Plan.

We have examined the Company’s Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about May 1, 2007 (the “Registration Statement”). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ The Lebrecht Group, APLC

The Lebrecht Group, APLC